Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ulta Beauty, Inc. 2026 Incentive Award Plan of our reports dated March 26, 2026 with respect to the consolidated financial statements of Ulta Beauty, Inc. and the effectiveness of internal control over financial reporting of Ulta Beauty, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 10, 2026